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                                                                    EXHIBIT 99.1

                               CONTANGO OIL & GAS
                               THE eENERGY COMPANY

                                                                    NEWS RELEASE

         CONTANGO OIL & GAS COMPANY ANNOUNCES INVESTMENT IN NEWLY-FORMED OFFSHORE GULF OF MEXICO EXPLORATION COMPANY AND RAISES $5.0 MILLION IN
                        TWO SEPARATE EQUITY TRANSACTIONS

         AUGUST 24, 2000 - HOUSTON, TEXAS - Contango Oil & Gas Company (OTCBB:BTUX) announced today that it has purchased a 10% interest in Republic Exploration, LLC for $4.0 million with the option to purchase another 23.33% interest for an additional $2.5 million. The option expires December 29, 2000 and if exercised, would result in Contango paying $6.5 million for a 33.33% interest in Republic Exploration. Republic Exploration has the license rights to existing and newly reprocessed 3-D seismic covering over 8,600 square miles of the shallow waters of the Gulf of Mexico continental shelf. Republic Exploration has been formed to evaluate, generate, acquire and explore prospects using this seismic data. The other two members of Republic Exploration are both privately held companies with extensive experience in Gulf of Mexico exploration. As part of this transaction, Contango granted five-year warrants to each company to purchase 125,000 shares of Contango common stock at $1.00 per share.

         Contango also announced today that Trust Company of the West ("TCW"), as investment manager on behalf of a client, purchased $2.5 million of Contango's 8% Series A convertible preferred stock convertible at $1.25 per share and was granted a five-year warrant to purchase 500,000 shares of Contango common stock at $1.00 per share. In an earlier transaction in December 1999, TCW invested $2.5 million in Contango to purchase 3,703,704 common shares and was granted a five-year warrant to purchase 370,370 shares of common stock at $1.00 per share.

         Contango also announced that the Southern Ute Indian Tribe Growth Fund ("SUIT Growth Fund") completed the early exercise of its previously announced option to purchase an additional 2.5 million shares of Contango's common shares for $2.5 million. In June 2000, the SUIT Growth Fund purchased 2.5 million shares for $2.5 million. As part of today's transaction, Contango granted to the SUIT Growth Fund a five-year warrant to purchase 250,000 shares of Contango common stock at $1.00.

         Kenneth R. Peak, President, stated, "Our net production is currently running at approximately 3.5 million cubic feet of natural gas per day and 200 barrels of oil per day, and our investment in Republic Exploration will greatly enhance our ability to grow this production base. We could not have financed our investment in Republic Exploration without the support of TCW and the SUIT Growth Fund. Particularly gratifying is that these two institutions were already major shareholders in Contango and decided to increase their investment. As a result of this latest series of equity financings, Contango now has approximately 22.9 million shares of


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common stock outstanding plus approximately 6.7 million shares reserved for issuance upon conversion of the Series A convertible preferred and the exercise of options and warrants currently outstanding. In the last year, Contango has raised approximately $12.9 million of equity to invest in the Gulf Coast onshore and offshore areas. On a fully diluted basis, TCW and the SUIT Growth Fund own approximately 22% and 18% of the Company, respectively."

         Contango is a Houston based, development stage, independent oil and natural gas Company. The company explores and acquires oil and gas properties primarily in the onshore Gulf Coast and offshore Gulf of Mexico. Additional information can be found on our web page at www.contango-oandg.com.

         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the company's current views with respect to future events that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in the company's publicly available SEC reports. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Contango Oil & Gas                                For information, contact:
The eEnergy Company                               Kenneth R. Peak
3700 Buffalo Speedway, Suite 960                  (713) 960-1901
Houston, Texas 77098